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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date Report (Date of earliest event reported): February 22, 2001

SOLIGEN TECHNOLOGIES, INC.
(exact name or registrant as specified in its charter)

Wyoming	1-12694	95-4440838
(State or other jurisdiction incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

19408 Londelius St.,
Northridge, California 91423
(Address of principal executive offices)

Registrant's telephone number, including area code: 818-718-1221

SOLIGEN TECHNOLOGIES
FORM 8-K

Item 5. Other Events.

    Private Placement Financing.  On February 22, 2001, Soligen Technologies, Inc. (the "Company"), entered into a Series C Convertible Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") providing for the private placement of 943,500 shares of a newly authorized series of the Company's preferred stock ("Series C Preferred"). A copy of the Stock Purchase Agreement is attached as an exhibit to this report. The Company received gross proceeds of $943,500 from the sale of 943,500 Series of Series C Preferred to twenty five (25) private investors pursuant to the Stock Purchase Agreement. The financing was completed in accordance with the exemption provided by Rule 506 of Regulation D.

    In connection with the financing, the Company paid a finder's fee in the amount of $58,975 in cash and 393,167 shares of the Company's Common Stock.

    At a special stockholders meeting held on April 20, 1998, the Company's stockholders approved an amendment to the Company's Articles of Incorporation authorizing the issuance of up to 10,000,000 shares of preferred stock. This amendment authorized the Company's Board of Directors to issue preferred stock in one or more series on terms approved by the Board of Directors without the necessity of further action or approval by the stockholders. Pursuant to this authority, the Company's Board of Directors has authorized the issuance of up to 1,000,000 shares of Series C Preferred having rights and preferences as set forth in a Statement of Rights and Preferences (the "Statement") filed with the Secretary of State of Wyoming on February 16, 2001. A copy of the Statement is attached as an exhibit to this report. The following is a summary of certain terms of the Series C Preferred, and reference is made to the Statement for a complete description of the rights and preferences of the Series C Preferred.

    The Series C Preferred is not entitled to any fixed or guaranteed dividend. Upon a liquidation of the Company, the Series C Preferred is entitled to receive a distribution of $0.10 per share in preference to any distribution to holders of common stock or junior preferred stock. The approval of the holders of at least two-thirds of the outstanding shares of Series C Preferred is required for certain significant corporate actions, including mergers and sales of substantially all of the Company's assets.

    Each share of Series C Preferred is initially convertible into ten shares of the Company's Common Stock, subject to adjustment for recapitalizations, stock splits and similar events. Subject to certain exceptions, the Series C conversion ratio is subject to adjustment in the event the Company issues shares of Common Stock without consideration or for a consideration per share less than the Series C conversion price as of the date of such issuance. The Series C Preferred automatically converts into common stock if after February 22, 2002, the average trading price of the Company's common stock over 60 consecutive trading days is greater than $1.00 per share and the cumulative trading volume during such 60 day period is at least 3,500,000 shares, if traded on a national securities exchange, or 5,000,000 shares if traded on NASDAQ or over-the-counter. The Series C Preferred also automatically converts into common stock in the event the Company completes an underwritten public offering in which the Company receives gross proceeds of at least $10,000,000 and at a per share price of at least $1.00 per share (subject to adjustment for stock splits, recapitalizations, etc.).

    The holders of Series C Preferred may tender their shares for redemption at a per share price equal to 150% of the liquidation preference in the event of a Change of Control (as defined in the Statement). In addition, the Company may, at its option, redeem the Series C Preferred at a per share price equal to 150% of the liquidation preference in the event that, from and after February 22, 2003, the common stock trades above $0.50 per share for sixty (60) consecutive trading days.

    Purchasers of Series C Preferred are also parties to an Investor Rights Agreement (a copy of which is attached as an exhibit to this Report), which grants certain "piggyback" registration rights. The Series C Preferred holders, voting as a separate class, are entitled to elect one member of the Company's Board of Directors if the Series B holders no longer have a right to elect the Series B Director, or if Series B holders do not exercise such right.

    As a result of the Series C financing, the conversion ratio for Series B Convertible Preferred Stock has been increased and each share of Series B Convertible Preferred Stock is now convertible into 1.08 shares of the Company's Common Stock.

Item 7. Exhibits.

    The following exhibits are filed herewith and this list constitutes the exhibit index.

Exhibit No.	Document Description
4.1	Statement of Rights and Preferences of Series C Preferred Stock.
4.2	Series C Convertible Preferred Stock Purchase Agreement, dated February 22, 2001.
4.3	Investor Rights Agreement, dated February 22, 2001.

SIGNATURE

    Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 5, 2001	SOLIGEN TECHNOLOGIES, INC.
	By:	/s/ YEHORAM UZIEL Yehoram Uziel, President, Chief Executive Officer and Chairman of the Board of Directors

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SOLIGEN TECHNOLOGIES FORM 8-K
  Item 5. Other Events.
  Item 7. Exhibits.
SIGNATURE